Exhibit 10.1
TRANSITION AGREEMENT
     This Transition Agreement (the “Agreement”) is made and entered into effective as of May 31, 2011 (the “Effective Date”) by and between Corrections Corporation of America, a Maryland corporation (the “Company”) and Richard P. Seiter (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, the Company and Employee hereby agree that effective as of the Effective Date, Employee has resigned from serving as the Chief Corrections Officer of the Company;
     WHEREAS, the Company desires to employ Employee from and after the Effective Date to perform certain transition services for the Company as set forth in this Agreement (the “Transition Services”); and
     WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
SECTION 1.
EMPLOYMENT; DUTIES AND RESPONSIBILITIES
     1.1 Transition Services. During the Term of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment with the Company, to provide services to effect the orderly transition of his former duties and responsibilities with the Company. In such capacity, Employee shall have the title “Special Assistant to the CEO” and report to the Chief Executive Officer of the Company. For the avoidance of doubt, provided that Employee complies with the terms of this Agreement, Employee will be deemed to have been continuously employed as an employee of the Company from January 3, 2005 through the last day of the Term of this Agreement for purposes of vesting with respect to equity awards granted to Employee prior to the Effective Date pursuant to the Company’s equity incentive plans.
     1.2 Compliance with Law and Standards. Employee shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Employee has knowledge (including any policies that apply only to executives, notwithstanding the fact that Employee’s employment hereunder is in a non-executive capacity). Employee further agrees that Employee will not engage in any conduct which, in the reasonable determination of the Company, adversely affects the image or business of the Company or would impair in any material respect Employee’s ability to carry out Employee’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation.
     1.3 Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of his work for the Company or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Employee for hire for the Company, Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Employee may have in such Work Product. Upon the request of the Company, Employee will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Employee represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.3, the term “Company” also will include any existing or future affiliates of the Company.
SECTION 2.
COMPENSATION
     2.1 Compensation.
          2.1.1 Base Salary. For the period beginning June 1, 2011 and ending May 31, 2012, the Company shall pay Employee an annual salary of $310,655.00, which shall be payable to Employee in accordance with the Company’s normal payroll practices, but in no event less than bi-weekly. For the period beginning June 1, 2012 and ending May 31, 2013, the Company shall pay Employee an annual salary of $155,327.50, which shall be payable to Employee in accordance with the Company’s normal payroll practices, but in no event less than bi-weekly.
          2.1.2 Bonus for 2011. In the event both the Company and Employee each respectively achieve certain financial performance and personal performance targets as established by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, pursuant to a cash compensation incentive plan or similar plan established by the Company for its executive officers for the year ending December 31, 2011 (“Calendar 2011”), the Company shall pay to Employee a cash bonus pursuant to the terms of such plan. This bonus, if any, shall be paid to Employee between January 1 and March 15, 2012; provided, however, that if the Company is unable to determine the amount of such bonus prior to such date, then such bonus shall be paid no later than December 31, 2012. The Board of Directors of the Company, or applicable committee or subcommittee, may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of Employee, among other factors, and may, in their sole discretion, amend the cash compensation incentive plan or similar plan in any manner it may deem appropriate; provided, however, that any such amendment to the plan shall not affect Employee’s right to participate in such amended plan or plans during Calendar 2011. Except as set forth in this Section 2.1.2, Employee shall not be entitled to receive awards under any cash incentive or other similar plan of the Company after the Effective Date.
          2.1.3 Equity Grants; Vacation Accrual. Employee shall not be entitled to receive awards after the Effective Date under any of the Company’s equity incentive plans. Outstanding equity-based awards granted to Employee prior to the Effective Date shall continue to vest in accordance with their respective terms until the Termination Date, but thereafter shall not vest in any additional amount and shall be exercisable only to the extent specified in the applicable award agreement. In addition, Employee shall not accrue any vacation or paid time off during the Term of this Agreement.
          2.1.4 No Additional Compensation. Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive nor is he entitled to any additional compensation, severance or benefits.

     2.2 Expenses. The Company will reimburse Employee for actual travel and other expenses reasonably incurred in connection with his performance of the Transition Services, provided that such expenses are supported by documentation that complies with the Company’s travel and expense policies, and to the extent that any such reimbursement constitutes “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.
     2.3 Benefits. Except as otherwise set forth in this Agreement, during the Term, Employee shall be entitled to participate in all employee benefit plans or programs and receive all benefits for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. Employee will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including unit purchase programs and unit option plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.
SECTION 3.
LIMITATION OF LIABILITY
     3.1 To the fullest extent permissible under applicable law, neither party shall have any liability to the other in connection with the performance of the Transition Services under this Agreement except in connection with breaches of the express terms of this Agreement or actions or omissions that constitute bad faith, gross negligence or willful misconduct.
SECTION 4.
TERM AND TERMINATION
     4.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall end on May 31, 2013, unless earlier terminated pursuant to the terms hereof (such date that the Term ends or is terminated, the “Termination Date”).
     4.2 Termination by the Company for Cause. The Company may terminate this Agreement at any time in its sole discretion for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the death of Employee; (ii) the permanent disability of Employee, which shall be defined as the inability of Employee, as a result of physical or mental illness or incapacity, to substantially perform his duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) Employee’s conviction of a felony or of a crime involving dishonesty or moral terpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by Employee, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company or its subsidiaries or affiliates, as determined by the Company and its Board of Directors; (v) material breach by Employee of a material obligation under this Agreement or of his fiduciary duty to the Company or its stockholders; or (vi) Employee’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and its Board of Directors. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by Employee, Cause shall not be deemed to exist (and thus the Company may not terminate Employee for Cause hereunder) unless Employee fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach.
     4.3 Release. In consideration of the Company’s willingness to enter into this Agreement and the payment of compensation for the Transition Services, Employee agrees to execute and deliver, within 21 days of the Termination Date, a general release in the form attached as Exhibit A.
SECTION 5.
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
     5.1 Non-Competition, Non-Solicitation. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of one (1) year thereafter, Employee shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; provided, that Employee may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of Employee are referred to herein as the “Restrictive Covenant.” Employee acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 5.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Employee further acknowledges that the Company would not have entered into this Agreement absent Employee’s agreement to the foregoing.
     In the event that, notwithstanding the foregoing, any of the provisions of this Section 5.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 5.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.
     5.2 Confidentiality and Non-Disclosure. In consideration of the rights granted to Employee hereunder, Employee hereby agrees that during the Term of this Agreement and for a period of three (3) years thereafter he will hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.

SECTION 6.
GENERAL PROVISIONS
     6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.
     6.2 Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.
     6.3 Severability. The invalidity or unenforceability of any provision of this Agreement will not effect the validity or enforceability of any other provision.
     6.4 Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.
     6.5 Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
     6.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Employee shall not assign his rights, duties or obligations hereunder.
     6.7 Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Employee at:	Richard P. Seiter

To the Company at:	Corrections Corporation of America 10 Burton Hills Boulevard Nashville, TN 37215 Attention: Chief Executive Officer Facsimile: (615) 213-3010
     6.8 Withholding. All payments to Employee under this Agreement will be reduced by all applicable withholding required by federal, state or local law.
     6.9 Survival. The provisions of Sections 1.3, 5.1, 5.2 and Section 6.1 through 6.10 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

     6.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     6.11 Section 409A. By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Damon T. Hininger
Name:	Damon T. Hininger
Title:	President & Chief Executive Officer

EMPLOYEE

/s/ Richard P. Seiter

Richard P. Seiter

EXHIBIT A
FORM OF GENERAL RELEASE